Exhibit 10.92

Amendment to Outstanding Option Grant Agreements

WHEREAS, TJ Chemical Holdings LLC (the “Company”), made grants to certain individuals of non-qualified options (the “Options”) to purchase Membership Units in TJ Chemical Holdings LLC (the “Company”) pursuant to the TJ Chemical Holdings LLC 2004 Option Plan, as amended from time to time (the “Option Plan”), as evidenced by option grant agreements executed by those individuals and entered into on such dates as set forth on Appendix A (each an “Option Grant Agreement”);

WHEREAS, as a result of the structural changes of the Company and its affiliates, including the initial public offering of Polymer Holdings LLC (“Polymer Holdings”) and the merger of the Company into Kraton Polymers LLC (together, the “Transactions”), the Committee has determined to make appropriate adjustments to the Options (the “Adjustments”);

WHEREAS, upon the effective date of the initial public offering of Polymer Holdings (the “Effective Amendment Date”) the Option Plan and all outstanding Option awards thereunder shall be transferred to and assumed by Polymer Holdings;

WHEREAS, Section 4.12(c) of the Option Plan provides that the Committee may at any time, in its absolute discretion, amend the Option Plan or terms of any Option; provided that any such amendment shall not impair or adversely affect any Participant’s rights under the Option Plan or such Option without such Participant’s written consent;

WHEREAS, the Committee has determined that the Adjustments do not impair or adversely affect any Participant’s rights under the Option Plan or any Option, and as a result, no Participant’s consent is required to effectuate the Adjustments;

WHEREAS, as a result of the Transactions, it is anticipated that each holder of Membership Units of TJ Chemical will receive one common share of Polymer Holdings for every 13.512 Membership Units (or such other number of Membership Units that is ultimately required to receive one common share of Polymer Holdings by holders of Membership Units as of the effective date of the initial public offering of Polymer Holdings) (the “Conversion Ratio”);

WHEREAS, capitalized terms used but not defined herein shall have the meaning set forth in the Option Plan or Option Grant Agreement, as applicable;

BE IT RESOLVED, that the Option Grant Agreements shall be amended as follows upon the Effective Amendment Date:

•	“Company” shall be defined as “Polymer Holdings LLC”;

•	Each use of “Membership Unit” shall be replaced by “Share”;

•	“Share” shall be defined as a common share of Polymer Holdings;

•	The Option shall be converted, in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, into an Option to purchase (i) a number of Shares equal to the number of Membership Units underlying the Option prior to the date hereof divided by the number of Membership Units in the Conversion Ratio, rounded down to the nearest whole Share; (ii) with an Exercise Price equal to the Exercise Price under the terms of the Option Grant Agreement multiplied by the number of Membership Units in the Conversion Ratio, rounded up to the nearest whole cent (together, the “Conversion”);

•	Section 8. Limitations on Transfer of Membership Units; Termination of Employment shall be deleted; and

•	Section 12.2 Truth of Representations and Warranties shall be deleted.

RESOLVED Further, that Appendix A summarizes the Conversion as it applies to each outstanding Option grant under the Option Plan.

RESOLVED Further, that except as otherwise provided herein, the Options shall continue to be governed by the terms of the Option Plan and the Option Grant Agreement as in effect prior to the date hereof.

RESOLVED Further, the Company shall notify each such Participant and provide information regarding the Conversion.

IN WITNESS WHEREOF, the Committee has executed this Amendment, as of ______________, 2009.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF POLYMER HOLDINGS LLC

By: Title:

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